EXHIBIT 4.17

Deed of settlement and release – Mr Peter A McKinnon

Dated: 26 March 2004

Terms of Settlement

And

Release Agreement

Peter McKinnon

(“Mr McKinnon”)

and

National Australia Bank Limited

ABN 12004044937

(“National”)

TERMS of SETTLEMENT and RELEASE AGREEMENT

Date:                            26 March 2004

Parties:                       NATIONAL AUSTRALIA BANK LIMITED (ABN 12004044937) of 500 Bourke Street Melbourne 3000 (“the National”); and

Peter McKinnon of 94 Drummond Street, Carlton, Victoria (“Mr McKinnon”)

Recitals:

A.        Mr McKinnon was appointed as Executive General Manager Human Resources on 23 August 1999.

B.         In April 2004, Mr McKinnon is to transfer to the position of Executive General Manager, Executive Support (the “new position”) prior to leaving the organisation on 31 December 2004 (“the termination date”).

C.         Mr McKinnon will remain in the new position through until the termination date.

D.         The termination date may be varied by mutual agreement between the parties.

E.         The contract of employment between the National and Mr McKinnon will end on the termination date.

F.         The National denies any liability to Mr McKinnon.

G.         In order to avoid the time and costs of any possible proceedings, the parties have agreed to settle all matters between them on the terms contained in this agreement (“this Agreement”).

Governing Law:

This Agreement is governed by the law of the State of Victoria

Operative Provisions:

1              Obligations to be fulfilled by the National

1.1        Upon exchange of this Agreement duly executed by the parties, in accordance with the provisions of his Executive Service Agreement the National will, within 14 days after the termination date, authorise payment to Mr McKinnon of a gross lump sum retrenchment payment of $902,235.

1.2        This amount shall be subject to applicable deductions of taxation as required by law

1.3        In addition, Mr McKinnon will receive:

1.3.1        Accrued statutory entitlements as at the date of termination;

1.3.2        Outplacement services at the executive level;

1.3.3        Payment of his deferred incentive a total of $112,000 (gross)

1.3.4        Approval to retain all Executive Options and Performance Rights granted to him under the National Executive Options Programs in accordance with the terms and conditions of their original offer (250,000 Options issues in 2001; 200,000 Options issues in 2002; 100,000 Options and 25,000 Performance Rights issued in 2003; and 100,000 Options and 25,000 Performance Rights issued in 2004);

1.3.5        Approval to have any existing concessional lending with the National continue for a 12 month period following termination of his employment; and

1.3.6        A Certificate of Service from the National.

1.4        Should the National make any payments under the EVA Incentive Scheme for 2003/2004 payment will be made to Mr McKinnon in December 2004 and Mr McKinnon will qualify for a payment on the same basis as all other Executive General Managers. Should the termination date occur prior to 30 September 2004 there will be no pro-rata of the eligibility period. For the avoidance of doubt payment will be based on the period 1 October 2003 to 30 September 2004.

2              No admission of liability

2.1        The parties agree that this Agreement must not be interpreted as an admission by the National of liability to Mr McKinnon for any matter, other than as expressly provided in this Agreement.

3              Obligations to be fulfilled by Mr McKinnon

3.1        Upon receiving payment and benefits as provided in clause 1 of this Agreement, Mr McKinnon undertakes not to lodge any applications or make any claim against the National or any of its officers or employees pursuant to any law of the Commonwealth or a State relating to unfair termination or other related claims as referred to in clause 3 of this Agreement.

4              Release

4.1        In consideration of the National paying such amount as referred to in paragraph 1 above, Mr McKinnon hereby RELEASES AND FOREVER DISCHARGES the National, which expressions shall include all past and present employees, senior managers and directors from all actions, suits, proceedings, causes of action, claims and demands whatsoever and howsoever arising which Mr McKinnon now has or may have had save for any rights arising from personal injury or, but for this Agreement, he could or might have against the National arising out of the employment of Mr McKinnon by the National or the termination of that employment. Not withstanding the generality of the foregoing, upon execution of this Agreement Mr McKinnon shall take all steps necessary to withdraw and forever stay any proceedings commenced or pending against the National in any Court, Commission or Tribunal.

4.2        The National hereby RELEASES AND FOREVER DISCHARGES Mr McKinnon from all actions, suits, proceedings, causes of action, claims and demands whatsoever which the National has or which but for this Agreement, the National could or might have had against Mr McKinnon arising out of the employment of Mr McKinnon by the National or the termination of that employment save for the right to issue proceedings should it be discovered at a later date that Mr McKinnon had deliberately defrauded the National.

5              Confidentiality

5.1        Subject to this paragraph, a party to this Agreement must not disclose to any person whatsoever the terms of this Agreement including, without limiting the generality of this obligation, the amounts payable hereunder by the National or the discussions between the parties leading to the making of this Agreement.

5.2        A party may disclose information within this clause as follows:

5.2.1        in the case of Mr McKinnon to his  family;

5.2.2        to the legal and financial advisers of that party;

5.2.3        with the prior written consent of the other party;

5.2.4        as required by law;

5.2.5        as required by any regulatory body including a stock exchange;

5.2.6        for the purpose of enforcing this Agreement in legal proceedings;

5.2.7        for the purpose of effecting any rollover of the payment provided in clause 1.1 of this Agreement to an approved superannuation fund.

5.3        Without limiting any express or implied obligation of confidentiality upon him under any statute (including the Corporations Law) or under his contract of employment with the National, Mr McKinnon undertakes that he will not divulge to any person or use any trade secrets or confidential information concerning the business, financial arrangements or position of the National or any other confidential information belonging to the National except with prior written authority of the National.

5.4        So that there can be no misunderstanding confidential information means: any trade secrets, process, formulae or other confidential information relating to the business affairs, accounts, works, marketing plans, sales plans, prospects, research, management, financing, products, inventions, designs, processes and any data bases, data surveys, customer lists, specifications, drawings, records, reports, software or other documents, material, meetings, minutes of meetings, disputes, and all matters relating to any litigation, threatened litigation, investigations, inquiries, judicial or quasi judicial proceedings or other information whether in writing or otherwise concerning the National or any clients or suppliers to which Mr McKinnon gained access, whether before, during or after his employment. Where there is any doubt about whether information is confidential it should be deemed to be confidential information.

5.5        Neither party shall disparage the other nor speak of the other in the terms which are likely to be injurious to the commercial or personal standing of the other.

6              No Public Comment

6.1        Mr McKinnon and the National must not make any statement, or induce anyone else to make any statement (whether written or oral) about Mr McKinnon’ employment, the cessation of that employment or any related matter which:

6.1.2        in respect of Mr McKinnon is likely to harm his reputation; or

6.1.3        in respect of the National, is likely to harm the reputation of the National, its directors, officers or employees unless and to the extent that the statement is required to be made by law or by a stock exchange.

7              No Representation

7.1        After the termination date Mr McKinnon agrees not to represent himself as an officer or employee of the National or as being in any way connected with or interested in the business of the National.

8              Competency

8.1        Mr McKinnon acknowledges that:

8.1.1        he was given the opportunity to seek independent legal and other advice of their choice before executing this Agreement;

8.1.2        in light of any advice provide, he considered his position;

8.1.3        if advised by his legal representative, he has been advised as to the terms of this Agreement

8.1.4        the effect of this Agreement is fully understood; and

8.1.5        the terms of this Agreement are fair and reasonable.

9              Entire Agreement

9.1        Mr McKinnon acknowledges and agrees that this Agreement:

9.1.1        Constitutes the entire agreement of the parties concerning the resolution of all matters relating to the employment and termination of Mr McKinnon’ employment

9.1.2        Supersedes all prior agreements, understandings and negotiations in respect of same.

10           No Representations and Warranties

10.1      Mr McKinnon acknowledges that in entering this Agreement he has not relied on any representations or warranties except as expressly provided by the written terms of this Agreement.

11           Transition Arrangements

11.1      To ensure a smooth transition, Mr McKinnon agrees to co-operate fully with any requests made by the National for the provision of information and other assistance concerning the business, affairs or customers of the National.

12           National Property

12.1      Mr McKinnon agrees to:

12.1.1      immediately deliver to the National all property belonging to the National which is in his possession, custody or control including without limitation all books, documents (including emails), papers, materials and any other item; and

12.1.2      not make or retain a copy of any document which is the property of the National, including any computer-based copies.

13           Severance

13.1      If the whole or any part of this Agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this Agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not effected. This clause has no effect if the severance alters the basic nature of this Agreement or is contrary to public policy.

14           Remedies

14.1      Mr McKinnon acknowledges that the remedy at law for breach of any of his    obligations under this Agreement would be inadequate and that temporary and permanent relief by way of injunction against Mr McKinnon may be granted in any proceedings which the National or any person acting on its behalf may bring to enforce any of the proceedings of this Agreement.

15           Variation and Waiver

15.1      A provision of this Agreement or a right created under it may not be waived or varied except in writing, signed by each of the parties or their authorised representatives

16           Survival of Obligations

16.1      The following clauses will survive termination (for whatever reason) of this Agreement:

16.1.1      Clause 4 (Release)

16.1.2      Clause 5 (Confidentiality)

16.1.3      Clause 6 (No Public Comment)

16.1.4      Clause 10 (No Representation and Warranties)

17           Inconsistent Agreements

17.1      If a provision of this Agreement is inconsistent with a provision of any other agreement between the parties to this Agreement the provisions of this Agreement prevail.

EXECUTED as an agreement

Execution Page

Signed for and on behalf of	}
National Australia Bank Ltd	}
this 26 March 2004	}
in the presence of:	}

[Original signed]	[Original signed]
Signature of Witness	Signature of authorised representative

JIM YOUNG
Name of witness	Office held

22 McLAREN COURT ROSEBUD 3131	Managing Director & Chief Executive Officer
Address of witness
John Stewart
(By executing this Agreement the signatory warrants that he is duly authorised to execute this Agreement on behalf of National Australia Bank Limited)
BANK OFFICER
Occupation of witness

Signed by the said	}
Peter McKinnon	}
this 26 March 2004	}
in the presence of:	}

[Original signed]	[Original signed]
Signature of Witness	Signature of Peter McKinnon

JIM YOUNG
Name of witness

22 McLAREN COURT ROSEBUD 3131
Address of witness

BANK OFFICER
Occupation of witness